Exhibit 10.5

EXECUTION VERSION

BRICKMAN ACQUISITION HOLDINGS, INC.

9 WEST 57TH STREET, 42ND FLOOR

NEW YORK, NY 10019

May 21, 2014

Kohlberg Kravis Roberts & Co. L.P.

9 West 57th St., Suite 4200

New York, New York 10019

Re: Monitoring Agreement

Ladies and Gentlemen:

This letter serves to confirm that Brickman Acquisition Holdings, Inc. (f/k/a Garden Acquisition Holdings, Inc.) (the “Company”) has engaged Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and MSD Capital, L.P. (“MSD”) (together, the “Managers”) to provide, and the Managers hereby agree to provide, management, consulting and financial services to the Company and its direct and indirect divisions, subsidiaries, parent entities and controlled affiliates (collectively, the “Company Group”), as follows:

1. The Company has engaged the Managers, and each of the Managers hereby agrees to accept such engagement, to provide to the Company Group, when and if called upon, such services as mutually agreed by the Managers and the Company, which services may include, without limitation: (i) general executive and management services; (ii) identification, support, negotiation and analysis of acquisitions and dispositions by the Company Group; (iii) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness; (iv) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements; (v) human resources functions, including searching and recruiting of executives, but excluding formulation or promulgation of personnel policies or involvement in personnel decision making; and (vi) other services for the Company Group upon which the Company and each of the Managers may agree from time to time. Commencing on the date of the Merger (as defined in the first sentence of Section 11), the Company agrees to pay to the Managers (or such affiliate(s) as the Managers may designate) an aggregate annual fee (the “Advisory Fee”) in an amount equal to 1.00% of Adjusted EBITDA (as defined in The Brickman Group Ltd. LLC’s First Lien Credit Agreement, dated as of December 18, 2013) calculated based on the prior fiscal year’s Adjusted EBITDA, payable in quarterly installments in arrears at the end of each fiscal quarter. KKR shall be entitled to 77.5% of the Advisory Fee and MSD shall be entitled to 22.5% of the Advisory Fee, and the Company shall pay to each of KKR and MSD its portion of the Advisory Fee in accordance with the terms hereof. Within ninety days (or such longer period of time reasonably required) after the end of each fiscal year (commencing with the first fiscal year ending after the date of this agreement), the Company shall certify the Adjusted EBITDA for the preceding fiscal year to the Managers. The initial Advisory Fee payable to each Manager shall be prorated to reflect the portion of the current fiscal quarter that will elapse after the Effective Date. The final quarterly Advisory Fee payable to each Manager shall be prorated to reflect the portion of the final quarter prior to the end of the term of this agreement, as applicable.

2. From time to time the Managers may charge the Company a customary fee (a “Transaction Fee”) for services rendered in connection with structuring and negotiating an acquisition, divestiture, recapitalization or similar transaction by or involving the Company Group. 77.5% of any Transaction Fee charged to the Company shall be charged by and payable to KKR or such affiliate(s) of KKR as KKR may designate, and 22.5% of any such fee shall be charged by and payable to MSD or such affiliate(s) of MSD as MSD may designate. From time to time an affiliate of KKR may charge the Company a customary fee (a “Capital Markets Fee”) for services rendered in the capacity of an underwriter, syndicator, placement agent, manager or in a similar role in connection with equity or debt financing or syndication transactions, including in connection with any acquisition, divestiture, initial public offering or other transaction (including the acquisition of ValleyCrest and its affiliates), in each case, by or involving the Company Group. 100% of any Capital Markets Fee charged to the Company shall be payable to KKR or such affiliate(s) of KKR as KKR may designate. The arrangements may at the discretion of the Company be reflected in separate agreements between the Company and the Managers (in connection with the Transaction Fee) or KKR or its affiliates (in connection with the Capital Markets Fee). In addition to any fees that may be payable to the Managers under this agreement, the Company shall, or shall cause one or more of its affiliates to, on behalf of itself and the other members of the Company Group (subject to paragraph 3), reimburse the Managers and their affiliates and their employees and agents, from time to time upon request, for all reasonable out-of-pocket expenses incurred, including unreimbursed out-of-pocket expenses incurred to the date hereof, in connection with this retention, including travel expenses and expenses of any legal, accounting or other professional advisors to the Managers or their affiliates. The Managers may submit monthly expense statements to the Company or any other member of the Company Group for such out-of-pocket expenses, which statements shall be payable within thirty days, other than with respect to expenses of MSD, ValleyCrest Holding Co. or any of their affiliates relating to the period prior to the closing of the Merger (as defined below).

3. The Company (on behalf of itself and the other members of the Company Group) hereby acknowledges and agrees that the obligations of the Company under paragraphs 1 and 2 shall be borne jointly and severally by each member of the Company Group.

4. The Company will, and will cause each member of the Company Group to, use its reasonable best efforts to furnish, or to cause their respective subsidiaries and agents to furnish, the Managers with such information (the “Information”) as the Managers reasonably believe appropriate to their engagement hereunder, provided that the Company shall not be obligated to provide Information to MSD except to the extent required pursuant to Section 3.4(a) of the Partnership Agreement (as defined below). The Company acknowledges and agrees that (i) the Managers will rely on the Information and on information available from generally recognized public sources in performing the services contemplated hereunder and (ii) the Managers do not assume responsibility for the accuracy or completeness of the Information or such other information.

5. The Company (on behalf of itself and the other members of the Company Group) hereby acknowledges and agrees that the services provided by the Managers hereunder are being provided subject to the terms of the Indemnification Agreement, dated as of the date hereof, among Brickman Parent L.P., Brickman GP, LLC, the Company and each of the Managers (as the same may be amended from time to time, the “Indemnification Agreement”).

6. Any advice or opinions provided by a Manager may not be disclosed or referred to publicly or to any third party (other than the Company Group’s legal, tax, financial or other advisors), except with the prior written consent of such Manager.

7. The Company hereby grants the Managers and their affiliates a non-exclusive license to use the Company’s trademarks and logos, solely in connection with describing each of the Managers’ relationship with the Company and the other members of the Company Group.

8. The Managers shall act as independent contractors, with duties solely to the Company Group. The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided that (i) neither this agreement nor any right, interest or obligation hereunder may be assigned by any party, whether by operation of law or otherwise, without the express written consent of the other parties hereto and (ii) any assignment by either of the Managers of their rights but not their obligations under this agreement to any entity directly or indirectly controlling, controlled by or under common control with such Manager shall be expressly permitted hereunder and shall not require the prior written consent of the other parties hereto. Nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this agreement. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or its subsidiaries or affiliates, any rights or remedies under or by reason of this agreement or any performance hereunder.

9. This agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Each of the parties hereby agrees that any action or proceeding arising out of this agreement or the transactions contemplated hereby shall be brought in the federal or state courts sitting in the County of New York, in the City of New York, New York, and each of the parties hereby consents to submit itself to the personal jurisdiction of such courts in any such action or proceeding, and hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

10. All notices and other communications provided for hereunder shall be in writing and shall be sent by first class mail, telex, telecopier or hand delivery:

If to the Company:	Brickman Acquisition Holdings, Inc.
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, New York 10019
Facsimile: (212) 750-0003
Attn: David Sorkin, Esq.

with copies to:	Simpson Thacher & Bartlett LLP
(which shall not	425 Lexington Avenue
constitute notice)	New York, New York 10017
	Attention:	Gary I. Horowitz, Esq.
	Facsimile:	(212) 455-2502

If to KKR:	Kohlberg Kravis Roberts & Co. L.P.
9 West 57th St., Suite 4200
New York, New York 10019
Attention: David Sorkin, Esq.
Facsimile: (212) 750-0003

with a copy to:	Simpson Thacher & Bartlett LLP
(which shall not	425 Lexington Avenue
constitute notice)	New York, New York 10017
	Attention:	Gary I. Horowitz, Esq.
	Facsimile:	(212) 455-2502

If to MSD:	MSD Capital, L.P.
645 Fifth Avenue, 21st Floor
New York, New York 10022
	Attention:	Marcello Liguori, Esq.
	Facsimile:	(212) 303-1772

with a copy to:	Kaye Scholer LLP
(which shall not	prior to October 1, 2014
constitute notice)	425 Park Avenue
New York, NY 10022
after September 30, 2014
250 West 55th Street
New York, New York 10019
	Attention:	Joel I. Greenberg, Esq.
Rory A. Greiss, Esq.
	Facsimile:	(212) 836-8689

or to such other address as any of the above shall have designated in writing to the other above. All such notices and communications shall be deemed to have been given or made (i) when delivered by hand, (ii) five business days after being deposited in the mail, postage prepaid or (iii) when telecopied, receipt acknowledged.

11. This agreement shall become effective upon the occurrence of the Merger pursuant to (and as defined in) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Brickman Parent L.P., a Delaware limited partnership, The Brickman Group Ltd. LLC, a Delaware limited liability company, Blade Merger Sub, Inc., a Delaware corporation, ValleyCrest Holding Co., a Delaware corporation, and MSD Valley Investments, LLC, solely in its capacity as the initial Holder Representative; if the Merger Agreement terminates without the occurrence of the Merger, this agreement shall not become effective. This agreement shall continue in effect from year to year unless amended or terminated by the consent of the Company and KKR; provided, that (i) the Company shall provide MSD prompt written notice of any such termination or amendment; (ii) in the event of a termination, the Company and its parent entities and subsidiaries shall not enter into another agreement with KKR or its affiliates covering services similar to the ones covered by this Agreement without making MSD a party to such agreement on the same terms as contained in this Agreement (this sentence shall survive any such termination) and (iii) in the event of an amendment, such amendment applies equally to both Managers and does not change this sentence. KKR may waive any of the rights of the Managers under this Agreement (other than this Section 11), and such waiver shall be effective with respect to both Managers provided that such waiver applies equally to both Managers. In addition, the Company may terminate this agreement by delivery of a written notice of termination to each of the Managers at any time after the Managers and their affiliates no longer hold any equity interests in the Company; provided that in the event of such a termination the Company shall pay in cash to each of the Managers all unpaid Advisory Fees payable to the Managers in accordance with Section 1 and all expenses due under this agreement to each of the Managers with respect to periods prior to the termination date. In addition, (i) in connection with the consummation of a Change of Control (as defined in the Second Amended and Restated Limited Partnership Agreement, dated as of the date of the Merger, among the parties thereto, (as the same may be amended from time to time the “Partnership Agreement”), the Company may terminate this agreement by delivery of a written notice of termination to each of the Managers and (ii) immediately following the consummation of an Initial Public Offering (as defined in the Partnership Agreement), this agreement shall automatically terminate unless the Company, by delivery of a written notice to each of the Managers prior to such consummation, otherwise elects to continue this agreement in full force and effect. In the event of a termination of this agreement pursuant to the immediately preceding sentence, the Company shall upon such termination pay in cash to each of the Managers (i) all unpaid Advisory Fees payable to the Managers in accordance with Section 1 and all expenses due under this agreement to each of the Managers with respect to periods prior to the termination date, plus (ii) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Advisory Fees that would have been payable to each Manager in accordance with Section 1 with respect to the period from the termination date through December 31, 2023 (assuming for such purposes an annual growth in Adjusted EBITDA from the date of termination through December 31, 2023 consistent with the then prevailing inflationary outlook), or, if terminated following December 31, 2023, through the first anniversary of the Effective Date occurring after the termination date.

12. Each party hereto represents and warrants that the execution and delivery of this agreement by such party has been duly authorized by all necessary action of such party.

13. If any term or provision of this agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect.

14. EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE RETENTION OF THE MANAGER PURSUANT TO, OR THE PERFORMANCE BY THE MANAGER OF THE SERVICES CONTEMPLATED BY, THIS AGREEMENT.

15. It is expressly understood that the foregoing paragraphs 2, 3, 5, 6, 9 – 11, and paragraphs 13 – 17, in their entirety, survive any termination of this agreement.

16. Except in cases of fraud, gross negligence or willful misconduct, none of the Managers, their affiliates or any of their employees, officers, directors, managers, partners, consultants, members, stockholders or their respective affiliates shall have any liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages, lost profits and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of services hereunder. The Company (on behalf of itself and the other members of the Company Group), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than the Managers shall have any obligation hereunder and that it has no rights of recovery, and no recourse hereunder or under any documents or instruments delivered in connection herewith, against any former, current or future director, officer, manager, agent, consultant, affiliate or employee of the Managers (or any of their successors or permitted assignees), against any former, current or future general or limited partner, member or stockholder of the Managers (or any of their successors or permitted assignees) or any affiliate thereof or against any former, current or future director, officer, agent, consultant, employee, affiliate, general or limited partner, stockholder, manager or member of any of the foregoing (collectively, the “Manager Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against the Manager Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise.

17. This agreement and the Indemnification Agreement contain the complete and entire understanding and agreement between each of the Managers and the Company with respect to the subject matter hereof and supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof. The Company acknowledges and agrees that the Managers make no representations or warranties in connection with this agreement or their provision of services pursuant hereto. The Company agrees that any acknowledgment or agreement made by the Company in this agreement is made on behalf of the Company and the other members of the Company Group.

18. This agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

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If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

BRICKMAN ACQUISITION HOLDINGS, INC.

By:	/s/ Max V. Alper
Name: Max V. Alper
Title: Vice President

[Monitoring Agreement]

AGREED TO AND ACCEPTED BY:

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By: KKR Management Holdings L.P., its General Partner

By: KKR Management Holdings Corp., its General Partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Vice President

[Monitoring Agreement]

AGREED TO AND ACCEPTED BY:

MSD CAPITAL, L.P.

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Authorized Signatory

[Monitoring Agreement]